Exhibit 15.1

26 April, 2012

China Sunergy Co., Ltd.	Matter No. 876805
No. 123 Focheng West Road	Doc Ref: TT/jc/1016555
Jiangning E&D Zone
Nanjing, Jiangsu, 211100	Direct line: (852) 2842 9523
China	Email: Teresa.Tsai@conyersdill.com

Dear Sirs,

China Sunergy Co., Ltd. (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December, 2011 with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited